Exhibit 10.02

SYMANTEC EXECUTIVE RETENTION PLAN

This Executive Retention Plan (the “Plan”) applies to the Company’s Chief Executive Officer (“CEO”). President, and other executive officers who are designated as Section 16(b) officers, and such other individuals as may be designated by the Company’s Compensation Committee, based on recommendations made by the Company’s CEO, as evidenced in a written agreement with such individual (collectively, “Designated Executives”).

1.  Acceleration of Options.

If the employment of a Designated Executive is terminated other than for Cause (as defined below), or if the Designated Executive resigns following a Constructive Termination (as defined below), in either case within 12 months after a Change in Control (as defined below), all options granted by the Company to such Designated Executive shall become fully vested and exercisable. Acceleration will not occur if there is no Change in Control within 12 months prior to such termination or Constructive Termination.

2.  Definitions.

“Cause” means (i) gross negligence or willful misconduct in the performance of duties to Symantec (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Symantec, after a demand for substantial performance is delivered by the Company which specifically identifies the manner in which it believes the Designated Executive has not substantially performed his/her duties and provides the Designated Executive with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) commission of any act of fraud with respect to the Company or its affiliates; or (iii) conviction of a felony or a crime involving moral turpitude causing material harm to the business and affairs of the Company. No act or failure to act by the Designated Executive shall be considered “willful” if done or omitted by the Designated Executive in good faith with reasonable belief that such action or omission was in the best interest of the Company. “Change of Control” means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of the Company representing forty (40%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company, or (iv) individuals who as of the date of adoption of this Plan, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of adoption of this Plan, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the

Incumbent Board.

“Company” means Symantec Corporation.

“Constructive Termination” means the occurrence of any of the following conditions without a Designated Executive’s written consent, which condition remains in effect ten (10) days after written notice to the Company from such Designated Executive of such condition;

(a) a decrease in the Designated Executive’s base salary or target bonus, or a substantial reduction of other compensation and benefits, from that in effect immediately prior to the Change of Control;

(b) the relocation of a Designated Executive’s work place for the Company to a location more than 25 miles from the location of such Designated Executive’s work place prior to the Change of Control;

(c) the assignment of responsibilities and duties that are not the Substantive Functional Equivalent of the position which the Designated Executive occupied immediately preceding the Change of Control; or

(d) any material breach by the Company of the terms of this Plan which is not cured within 10 days of written notice.

“Substantive Functional Equivalent” means an employment position occupied by a Designated Executive after the Change of Control that:

(a) is in a substantive area of competence (such as, accounting; engineering management; executive management; finance; human resources; marketing, sales and service; operations and manufacturing; etc.) that is consistent with such Designated Executive’s experience;

(b) requires a Designated Executive to serve in a role and perform duties that are functionally equivalent to those performed by the Designated Executive prior to the Change of Control,

(c) does not otherwise constitute a material, adverse change in the Designated Executive’s responsibilities or duties, as measured against the Designated Executive’s responsibilities or duties prior to the Change of Control, in each case, causing it to be of materially lesser rank or responsibility.

Notwithstanding the foregoing, any change in role, responsibilities or duties that is solely attributable to the change in the Company’s status from that of an independent company to that of a subsidiary of the newly controlling entity shall not constitute a change in role, responsibilities or duties for purposes of claims (b) or (c) above.

3.  Adjustment of Excess Parachute Payments to a Designated Executive.

If (1) benefits that accrue to a Designated Executive under this Plan are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Designated Executive thereby would be subject to any United States federal excise tax due to that characterization, then (3) the Designated Executive may elect, in the Designated Executive’s sole discretion, to reduce the benefits that accrue under this Agreement or to have any portion of applicable options not vest in order to avoid any “excess parachute payment” under Section 280G(b)(l) of the Code.

4.  No Employment Agreement.

This Plan does not obligate the Company to continue to employ a Designated Executive for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between Company and a Designated Executive, the Company may assign a Designated Executive to other duties, and either the Company or Designated Executive may terminate Designated Executive’s employment at any time for any reason.

5.  Release of Claims.

The Company may condition the benefits described provided under this Plan upon the delivery by Designated Executive of a signed release of claims in a form reasonably satisfactory to the Company.

6.  Deductions and Withholding.

The Company may withhold or require payment of all federal, state, and/or local taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

7.  Governing Law.

This Plan shall be subject to, and governed by, the laws of the State of California applicable to agreements made and to be performed entirely therein.

8.  Amendment or Termination.

This Plan may be amended or terminated by the Board of Directors prior to a Change of Control. Notwithstanding the foregoing, no amendment or termination of this Plan shall reduce any Designated Executive’s rights or benefits that have accrued and become payable under this Plan before such amendment or termination.